PRINCIPAL FUNDS, INC.
 SUB-ADVISORY AGREEMENT
JENNISON ASSOCIATES LLC

AGREEMENT executed as of March 16, 2010, by and between PRINCIPAL
MANAGEMENT CORPORATION, an Iowa corporation (hereinafter called "the
Manager"), and JENNISON ASSOCIATES LLC, a Delaware limited liability company (hereinafter called "the Sub-Advisor).

W I T N E S S E T H:

WHEREAS, the Manager is the manager and investment adviser to each Fund of the Principal  Funds, Inc., (the "Fund"), an open-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"); and

WHEREAS, the Manager desires to retain the Sub-Advisor to furnish it with portfolio selection and related research and statistical services in connection with the investment advisory services for the portion of assets of each series identified in Appendix A (hereinafter called the "Series")
as may be designated by the Manager from time to time (such assets hereinafter called the "Jennison Portfolio"), which the Manager has agreed to provide to the Fund, and the Sub-Advisor desires to furnish such services; and

WHEREAS, The Manager has furnished the Sub-Advisor with copies properly certified or authenticated of each of the following and will promptly provide the Sub-Advisor with copies properly certified or authenticated of any amendment or supplement thereto:

  (a) Management Agreement (the "Management Agreement") with the Fund;

  (b) The Fund's registration statement and financial statements as filed with the Securities and Exchange Commission;

  (c) The Fund's Articles of Incorporation and By-laws;

(d) Policies, procedures or instructions adopted or approved by the
Board of Directors of the Fund relating to obligations and services provided by the Sub-Advisor.

NOW, THEREFORE, in consideration of the premises and the terms and conditions hereinafter set forth, the parties agree as follows:

1. Appointment of Sub-Advisor

In accordance with and subject to the Management Agreement, the
Manager hereby appoints the Sub-Advisor to perform the services described in Section 2 below for investment and reinvestment of the securities and other assets of the Jennison Portfolio, subject to the control and direction of the Manager and the Fund's Board of
Directors, for the period and on the terms hereinafter set forth.
The Sub-Advisor accepts such appointment and agrees to furnish the services hereinafter set forth for the compensation herein
provided. The Sub-Advisor shall for all purposes herein be deemed to be an independent contractor and shall, except as expressly provided or authorized, have no authority to act for or represent the Fund or the Manager in any way or otherwise be deemed an agent of the Fund or the Manager.

2. Obligations of and Services to be Provided by the Sub-Advisor

  The Sub-Advisor will:

(a) Provide investment advisory services, including but not limited to research, advice and supervision for the Jennison Portfolio.

(b) Furnish to the Board of Directors of the Fund for approval (or any appropriate committee of such Board), and revise from time to time as economic conditions require, a recommended
investment program for the Fund consistent with the Series'
investment objective and policies.

(c) Implement the approved investment program by placing orders for the purchase and sale of securities without prior consultation with the Manager and without regard to the length of time the securities have been held, the resulting rate of portfolio
turnover or any tax considerations, subject always to the
provisions of the Fund's Articles of Incorporation and Bylaws,
the requirements of the 1940 Act, as each of the same may be amended from time to time.

(d) Advise and assist the officers of the Fund, as requested by the officers, in taking such steps as are reasonably necessary or appropriate to carry out the decisions of its Board of
Directors, and any appropriate committees of such Board,
regarding the general conduct of the investment business of the
Series.

(e) Maintain, in connection with the Sub-Advisor's investment advisory services provided to the Jennison Portfolio, its
compliance with the 1940 Act and the regulations adopted by the
Securities and Exchange Commission thereunder and the Series'
investment strategies and restrictions as stated in the Fund's prospectus and statement of additional information, subject to receipt of such additional information as may be required from the Manager and provided in accordance with Section 11(d) of this Agreement. The Sub-Advisor has no responsibility for the maintenance of Fund records except insofar as is directly
related to the services it provides to the Series. Compliance with the investment program designed for the Jennison Portfolio pursuant to Section 2(b) above, shall be deemed compliance with the investment strategies and restrictions of the Series as
stated in the Fund's prospectus and statement of additional
information.

(f) Report to the Board of Directors of the Fund at such times and in such detail as the Board of Directors may reasonably deem appropriate in order to enable it to determine that the
investment policies, procedures and approved investment program of the Jennison Portfolio are being observed.

(g) Upon request, provide assistance in the determination of the fair value of certain securities when reliable market
quotations are not readily available for purposes of
calculating net asset value in accordance with procedures and methods established by the Fund's Board of Directors.

(h) Furnish, at its own expense, (i) all necessary investment and management facilities, including salaries of clerical and other personnel required for it to execute its duties faithfully, and
(ii) administrative facilities, including bookkeeping, clerical personnel and equipment necessary for the efficient conduct of its duties under this Agreement.

(i) Open accounts with broker-dealers and futures commission merchants ("broker-dealers"), select broker-dealers to effect all transactions for the Jennison Portfolio, place all
necessary orders with broker-dealers or issuers (including
affiliated broker-dealers), and negotiate commissions, if
applicable. To the extent consistent with applicable law,
purchase or sell orders for the Jennison Portfolio may be
aggregated with contemporaneous purchase or sell orders of
other clients of the Sub-Advisor. In such event allocation of securities so sold or purchased, as well as the expenses
incurred in the transaction, will be made by the Sub-Advisor in the manner the Sub-Advisor considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to other clients.  The Manager recognizes that, in some cases, this procedure may limit the size of the position that may be acquired or sold for the Jennison Portfolio.  The Sub-Advisor will report on such allocations at the request of the Manager, the Fund or the Fund's Board of Directors providing such
information as the number of aggregated trades to which the
Jennison Portfolio was a party, the broker-dealers to whom such trades were directed and the basis for the allocation for the aggregated trades. The Sub-Advisor shall use its best efforts to obtain execution of transactions for the Jennison Portfolio at prices which are advantageous to the Jennison Portfolio and at commission rates that are reasonable in relation to the
benefits received. However, the Sub-Advisor may select brokers or dealers on the basis that they provide brokerage, research or other services or products to the Sub-Advisor. To the extent consistent with applicable law, the Sub-Advisor may pay a
broker or dealer an amount of commission for effecting a
securities transaction in excess of the amount of commission or dealer spread another broker or dealer would have charged for effecting that transaction if the Sub-Advisor determines in
good faith that such amount of commission is reasonable in
relation to the value of the brokerage and research products and/or services provided by such broker or dealer. This
determination, with respect to brokerage and research products and/or services, may be viewed in terms of either that
particular transaction or the overall responsibilities which the Sub-Advisor and its affiliates have with respect to the
Jennison Portfolio as well as to accounts over which they
exercise investment discretion. Not all such services or
products need be used by the Sub-Advisor in managing the
Jennison Portfolio. In addition, joint repurchase or other
accounts may not be utilized by the Jennison Portfolio except to the extent permitted under any exemptive order obtained by the Sub-Advisor provided that all conditions of such order are complied with.  Pursuant to the rules promulgated under Section
326 of the USA PATRIOT ACT, broker-dealers are required to
obtain, verify and record information that identifies each
person who opens an account with them.  In accordance
therewith, Manager acknowledges that broker-dealers whom the
Sub-Advisor selects to execute transactions in the Jennison
Portfolio on the Series' behalf may seek identifying
information about the Manager and/or the Series and the Manager will provide such information to such broker-dealers, if
requested.

(j) Maintain all accounts, books and records with respect to the
Jennison Portfolio as are required of an investment advisor of a registered investment company pursuant to the 1940 Act and
Investment Advisor's Act of 1940 (the "Investment Advisor's
Act"), and the rules thereunder, and furnish the Fund and the
Manager with such periodic and special reports as the Fund or
Manager may reasonably request.  In compliance with the
requirements of Rule 31a-3 under the 1940 Act, the Sub-Advisor hereby agrees that all records that it maintains for the
Jennison Portfolio are the property of the Fund, agrees to
preserve for the periods described by Rule 31a-2 under the 1940
Act any records that it maintains for the Fund and that are
required to be maintained by Rule 31a-1 under the 1940 Act, and further agrees to surrender promptly to the Fund any records that it maintains for the Jennison Portfolio upon request by the Fund or the Manager.

(k) Observe and comply with Rule 17j-1 under the 1940 Act and the
Sub-Advisor's Code of Ethics adopted pursuant to that Rule as the same may be amended from time to time.  The Manager
acknowledges receipt of a copy of Sub-Advisor's current Code of
Ethics.  Sub-Advisor shall promptly forward to the Manager a copy of any material amendment to the Sub-Advisor's Code of
Ethics.

(l) From time to time as the Manager or the Fund may request, furnish the requesting party reports on portfolio transactions and reports on investments held by the Jennison Portfolio, all in such detail as the Manager or the Fund may reasonably
request.  The Sub-Advisor will make available its officers and employees to meet with the Fund's Board of Directors at the
Fund's principal place of business on due notice to review the investments of the Jennison Portfolio.

(m) Provide such information as is customarily provided by a sub-
advisor and may be required for the Fund or the Manager to
comply with their respective obligations under applicable laws, including, without limitation, the Internal Revenue Code of
1986, as amended (the "Code"), the 1940 Act, the Investment
Advisers Act, the Securities Act of 1933, as amended (the
"Securities Act"), and any state securities laws, and any rule or regulation thereunder.  Sub-Advisor will advise Manager of any changes in personnel responsible for managing the Jennison
Portfolio within a reasonable time after any such change.
Manager acknowledges receipt of Sub-Advisor's Form ADV more
than 48 hours prior to the execution of this Agreement.

(n) Perform quarterly and annual tax compliance tests to monitor the Jennison Portfolio' compliance with Subchapter M of the
Code and Section 817(h) of the Code, subject to receipt of such additional information as may be required from the Manager and provided in accordance with Section 11(d) of this Agreement.
The Sub-Advisor shall notify the Manager immediately upon
having a reasonable basis for believing that the Jennison
Portfolio has ceased to be in compliance or that it might not be in compliance in the future.  If it is determined that the
Jennison Portfolio is not in compliance with the requirements noted above, the Sub-Advisor, in consultation with the Manager, will take prompt action to bring the Jennison Portfolio back into compliance (to the extent possible) within the time
permitted under the Code.

(o) Have the responsibility and authority to vote proxies solicited by, or with respect to, the issuers of securities held in the
Jennison Portfolio.  The Manager shall cause to be forwarded to
Sub-Advisor all proxy solicitation materials that it receives and shall assist Sub-Advisor in its efforts to conduct the
proxy voting process.  Notwithstanding the foregoing, the Sub-
Advisor shall not be obligated to take any action or render
advice involving legal action on Fund's behalf with respect to assets in the Jennison Portfolio that become subject to any
legal notices or proceedings, including securities class
actions and bankruptcies.  The Manager retains the right to
proceed directly as a security holder against the issuer of any security in the Jennison Portfolio.  The Sub-Advisor will also not be authorized to take custody or possession of any of the
Series' cash or securities in the Jennison Portfolio.

     3. Prohibited Conduct

In providing the services described in this agreement, the Sub-
Advisor will not consult with any other investment advisory firm that provides investment advisory services to any investment company sponsored by Principal Life Insurance Company regarding transactions for the Fund in securities or other assets.

     4. Compensation

As full compensation for all services rendered and obligations assumed by the Sub-Advisor hereunder with respect to the Fund, the
Manager shall pay the compensation specified in Appendix A to this
Agreement.

     5. Liability of Sub-Advisor

Neither the Sub-Advisor nor any of its directors, officers  or employees shall be liable to the Manager, the Fund or its
shareholders for any loss suffered by the Manager or the Fund resulting from any error of judgment made in the good faith
exercise of the Sub-Advisor's duties under this Agreement or as a result of the failure by the Manager or any of its affiliates to comply with the terms of this Agreement except for losses resulting from willful misfeasance, bad faith or gross negligence of, or from reckless disregard of, the duties of the Sub-Advisor or any of its directors, officers or  employees.

     6. Indemnification

The Manager agrees to indemnify and hold harmless the Sub-Advisor from and against any and all claims, losses, liabilities or damages
(including reasonable attorneys' fees and other related expenses),
("Losses") howsoever arising, from or in connection with this
Agreement or the performance by the Sub-Advisor of its duties hereunder, so long as the Sub-Advisor shall, after receipt of notice of any claim or commencement of any action, promptly notify the Manager in writing of the claim or commencement of such action.
 The Manager shall not be liable for any settlement of any claim or action effected without its written consent.  Nothing contained herein shall require the Manager to indemnify the Sub-Advisor for
Losses resulting from the Sub-Advisor's willful misfeasance, bad faith or gross negligence in the performance of its duties or from its reckless disregard of its obligations and duties under this
Agreement.

     7. Supplemental Arrangements

The Sub-Advisor may enter into arrangements with other persons affiliated with the Sub-Advisor or with unaffiliated third parties to better enable the Sub-Advisor to fulfill its obligations under this Agreement for the provision of certain personnel and
facilities to the Sub- Advisor, subject to written notification to and approval of the Manager and, where required by applicable law, the Board of Directors of the Fund.

     8. Regulation

The Sub-Advisor shall submit to all regulatory and administrative bodies having jurisdiction over the services provided pursuant to this Agreement any information, reports or other material which any such body may request or require pursuant to applicable laws and regulations.

     9. Duration and Termination of This Agreement

This Agreement shall become effective as of the date of its
execution and, unless otherwise terminated, shall continue in effect for a period of two years and thereafter from year to year provided that the continuance is specifically approved at least annually either by the Board of Directors of the Fund or by a vote of a majority of the outstanding voting securities of the Series and in either event by a vote of a majority of the Board of
Directors of the Fund who are not interested persons of the
Manager, Principal Life Insurance Company, the Sub-Advisor or the
Fund cast in person at a meeting called for the purpose of voting on such approval.

If the shareholders of a Series fail to approve the Agreement or any continuance of the Agreement in accordance with the
requirements of the 1940 Act, the Sub-Advisor will continue to act as Sub-Advisor with respect to the Series pending the required approval of the Agreement or its continuance or of any contract with the Sub-Advisor or a different manager or Sub-Advisor or other definitive action; provided, that the compensation received by the
Sub-Advisor in respect to the Series during such period is in compliance with Rule 15a-4 under the 1940 Act.

This Agreement may be terminated at any time without the payment of any penalty by the Board of Directors of the Fund or by the Sub-
Advisor, the Manager or by vote of a majority of the outstanding voting securities of the Series on sixty days written notice. This
Agreement shall automatically terminate in the event of its
assignment. In interpreting the provisions of this Section 9, the definitions contained in Section 2(a) of the 1940 Act (particularly the definitions of "interested person," "assignment" and "voting security") shall be applied.

     10. Amendment of this Agreement

No material amendment of this Agreement shall be effective until approved, if required by the 1940 Act or the rules, regulations, interpretations or orders issued thereunder, by vote of the holders of a majority of the outstanding voting securities of the Series and by vote of a majority of the Board of Directors of the Fund who are not interested persons of the Manager, the Sub-Advisor,
Principal Life Insurance Company or the Fund cast in person at a meeting called for the purpose of voting on such approval, and such amendment is signed by both parties.

     11. General Provisions

(a) Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the
purposes hereof. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of
Iowa. The captions in this Agreement are included for
convenience only and in no way define or delimit any of the
provisions hereof or otherwise affect their construction or
effect.

(b) Any notice or report to be given pursuant to the Agreement shall be deemed to have been duly given or made (a) as of the date delivered, and shall be effective upon receipt, if
delivered personally, mailed by registered or certified mail
(postage prepaid, return receipt requested) or overnight
delivery or (b) as of the date sent if provided by facsimile transmission confirmed afterwards as soon as reasonably
possible by telephone call, first class mail, or by any method specified in (a) above, to the following addresses specified below:

To the Sub-Advisor:

Jennison Associates LLC
 466 Lexington Avenue
 New York, New York 10017
 Attention: Mehdi A. Mahmud, Vice Chairman and Managing
Director
 Facsimile: (212) 661-3189

 With a copy to (at the address set forth above):

 Attention: Legal Department
 Facsimile: (212) 682-9831
 E-mail: legaldepartment@jennison.com

To the Manager:

Principal Financial Group
Des Moines, Iowa 50392-0200,
Attention: Michael Finnegan
Facsimile: 515-247-0669

(c) The Sub-Advisor will promptly notify the Manager in writing of the occurrence of any of the following events:

(1) the Sub-Advisor fails to be registered as an investment
adviser under the Investment Advisers Act or under the laws
of any jurisdiction in which the Sub-Advisor is required to
be registered as an investment advisor in order to perform
its obligations under this Agreement.

(2) the Sub-Advisor is served or otherwise receives notice
of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or
body, involving the affairs of the Fund.

(d) The Manager shall provide (or cause the Series custodian to provide) timely information to the Sub-Advisor regarding such matters as the composition of the assets of the Series, cash requirements and cash available for investment in the Series, and all other reasonable information as may be necessary for the
Sub-Advisor to perform its duties and responsibilities
hereunder.

(e)  The Sub-Advisor represents that it will not enter into any agreement, oral or written, or other understanding under which the Fund directs or is expected to direct portfolio securities transactions, or any remuneration, to a broker or dealer in
consideration for the promotion or sale of Fund shares or
shares issued by any other registered investment company. Sub-
advisor further represents that it is contrary to the Sub-
advisor's policies to permit those who select brokers or
dealers for execution of fund portfolio securities
transactions to take into account the broker or dealer's
promotion or sale of Fund shares or shares issued by any other registered investment company.

(f)  The Sub-Advisor agrees that neither it nor any of its
affiliates will in any way refer directly or indirectly to its relationship with the Fund, the Series, or the Manager or any of their respective affiliates in offering, marketing or other promotional materials without the express written consent of the Manager.

(g) This Agreement contains the entire understanding and
agreement of the parties.

(h) This Agreement shall become effective on the date on which the Sub-Advisor commences providing services under this
Agreement.

(i) This Agreement may be executed in any number of counterparts, each of which when so executed shall be an original, but all the counterparts shall together constitute one and the same
instrument

..

     IN WITNESS WHEREOF, the parties have duly executed this Agreement on the date first above written.

PRINCIPAL MANAGEMENT CORPORATION

By /s/ Michael J. Beer
                                                         Michael J. Beer, Executive Vice
President and
        Chief Operating Officer

JENNISON ASSOCIATES LLC

By

APPENDIX A

Jennison Associates LLC ("Jennison") shall serve as an investment sub-
advisor for  a portion of the assets of the Series identified below as may be designated by the Manager to Jennison  from time to time the
"Jennison Portfolio"). The Manager will pay Jennison as full compensation for all services provided under this Agreement, a fee, computed daily and paid monthly, at an annual rate as shown below of the Jennison Portfolio's net assets as the first day of each month allocated to Jennison's management.

In calculating the fee for a series included in the table, assets of any unregistered separate account of Principal Life Insurance Company and any investment company sponsored by Principal Life Insurance Company to which
Jennison provides investment advisory services and which have the same investment mandate as the series for which the fee is calculated, will be combined with the assets of the Jennison Portfolio to arrive at net assets.

If this Agreement becomes effective or terminates before the end of any month, the fee (if any) for the period from the effective date to the end of such month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination occurs.

Diversified Real Asset Fund
Sub-Advisor's Fee as a Percentage of Average Daily
Net Assets
First $100 million   0.55%
Assets over $100 million*
 0.50%

* During any period when the Fund's Average Daily Net Assets equal or exceed $100 million, Jennison's fee as a percentage of average daily net assets shall be 0.50% on all assets.

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